Execution Version
[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and the registrant customarily and actually treats as private and confidential.
LICENSE, DEVELOPMENT AND SUPPLY AGREEMENT
This License, Development and Supply Agreement (the “Agreement”) is entered into as of October 8, 2014 (the “Effective Date”) by and between Spectrum Pharmaceuticals inc., a Delaware corporation (“Spectrum”) and Hanmi Pharmaceuticals Co., Ltd., a company incorporated under the laws of the Republic of Korea (“Hanmi”).
Recitals
Whereas, Hanmi has developed a compound known as LAPS-GCSF (HM10460A) by applying its proprietary long acting protein/peptide discovery platform technology to the GCSF analog;
Whereas, pursuant to that certain License Option and Research Collaboration Agreement, dated January 31, 2012, Hanmi has granted Spectrum an option to acquire an exclusive license under Hanmi’s intellectual property rights to make, have made, export, import, use and sell the LAPS-GCSF for all uses in human beings;
Whereas, Spectrum has exercised the option and desires to obtain from Hanmi, and Hanmi desires to grant to Spectrum, an exclusive license under the Licensed Technology to develop and commercialize Products in the Field in the Spectrum Territory (each as defined below), subject to the terms and conditions of this Agreement.
Now, Therefore, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Hanmi and Spectrum hereby agree as follows:
1.Definitions.
1.1“Affiliate” shall mean any company or entity who is controlled by, controlling, or under common control with a Party. For the purpose of this definition, an entity shall be deemed to “control” another entity, if it owns directly or indirectly, more than 50% of the outstanding voting securities, capital stock, or other comparable equity or ownership interest of such entity, or exercises equivalent influence over such entity.
1.2“Annual Net Sales” shall mean, with respect to a particular calendar year, all Net Sales of the Products for use in the Field in the Spectrum Territory during such calendar year.
1.3“Applicable Laws” shall mean the applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, permits (including Marketing Approval) of or from any court, arbitrator, Regulatory Authority or governmental agency or authority having jurisdiction over or related to the subject item or subject person.
1.4“Bankruptcy Laws” shall have the meaning provided in Section 9.4.
1.5“Binding Sales Forecast” has the meaning set forth in Section 6 on Exhibit 3.4(c).
1.6“Biosimilar Product” shall mean a drug product containing the Compound that is in the same dosage form, strength, route of administration, quality and performance characteristics or intended use as the Product.
1.7“BLA” shall mean a biologics license application filed with the FDA as more fully defined in 21 C.F.R. §600 - 680 or similar application or submission filed with or submitted to any

Regulatory Authority to obtain permission to commence marketing and sales of a product in any particular jurisdiction in the Territory.
1.8“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by the Applicable Laws to close in the U.S. or Korea.
1.9“Certificate of Analysis” shall mean a certificate issued by Hanmi or its Third Party manufacturer that provides the required tests and test methods to be performed prior to each shipment of the Products in accordance with the approved Product Specifications and reports the results and evaluation of compliance of those results with the approved Product Specifications.
1.10“Certificate of Compliance” shall mean a certificate certifying that each lot of Products shipped by Hanmi to Spectrum is manufactured in accordance with the cGMPs and conforms to the Product Specifications when tested according to the applicable analytical methods.
1.11“cGMP” means current good manufacturing practices as provided for (and as amended from time to time) in European Community Directive 91/356/EEC (Principles and guidelines of good manufacturing practice for medicinal products), Current Good Manufacturing Practice Regulations of the U.S. Code of Federal Regulations Title 21 (21 CFR §§ 210 and 211) or any equivalent laws in other countries in relation to the production of biologics.
1.12“COG” means Hanmi’s fully burdened costs to Produce the Product, including without limitation, the fully burdened costs for acquiring materials, manufacturing, testing and analysis, labeling and packaging, and all related direct labor and benefits and allocable portion of overhead directly related thereto (without allocation for underutilized facilities), all determined in accordance with the generally accepted accounting principles in the Republic of Korea of the International Financial Reporting Standards, as applicable.
1.13“Commercial Launch” shall mean (i) with respect to any Product, the first sale by Spectrum, its Affiliate or Sublicensee to any Third Party including distributor of such Product in a country in the Spectrum Territory after the governing Regulatory Authority of such country has granted Marketing Approvals of such Product, and (ii) with respect to a Biosimilar Product, the first sale by any Third Party including distributor of such Biosimilar Product in a country in the Spectrum Territory after the governing Regulatory Authority of such country has granted Marketing Approvals of such Biosimilar Product. For the avoidance of doubt, any sale of a Product or a Biosimilar Product for compassionate use, named patient use, clinical trial purposes or other similar uses will not constitute a Commercial Launch.
1.14“Commercially Reasonable Efforts” shall mean reasonable and good faith efforts by a Party to accomplish an objective as that Party would normally use to accomplish a similar objective under similar circumstances, it being understood and agreed that, with respect to the conduct of the development or commercialization of a Compound or Product, such efforts shall be that level of efforts and resources consistent with commercially reasonable practices of a similarly situated specialty pharmaceutical company to perform any activity for a compound or product at a similar stage of research, development or commercialization, taking into account measures of patent coverage, relative safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position of such compound or product, the regulatory structure involved, the market potential of such compound or product, industrial standard in manufacturing and supplying pharmaceutical products and its components, and other relevant factors, including comparative technical, legal, scientific, and/or medical factors.
1.15“Competing Activities” has the meaning set forth in Section 2.2.
1.16“Competing Product” shall mean any pharmaceutical formulation that competes with the Products in the field of chemotherapy induced or infection related neutropenia.
1.17“Compound” shall mean the long-acting granulocyte colony stimulating factor known as LAPS-GCSF, and all its improvements or its derivative forms thereof.
2.

1.18“Confidential Information” shall mean all Information and other proprietary scientific, marketing, financial or commercial information or data, which is generated by or on behalf of a Party or its Affiliates and which one Party or any of its Affiliates or sublicensees (including Sublicensees) has furnished or made available to the other Party or its Affiliates, whether in oral, written, or electronic form.
1.19“Control” (including any variations such as “Controlled” and “Controlling”) shall mean, with respect to any Information, Patents or other intellectual property rights, possession by a Party of the right, power and authority (whether by ownership, license or otherwise, other than by virtue of any rights granted under this Agreement) to grant access to, to grant use of, or to grant a license or a sublicense to such Information, Patents or intellectual property rights without violating the terms of any agreement or other arrangement with any Third Party.
1.20“Developed” has the meaning set forth in Section 8.1(d).
1.21“Developed Competing Product” has the meaning set forth in Section 2.3.
1.22“Disclosing Party” shall have the meaning provided in Section 6.1.
1.23“Drug Master File” or “DMF” shall mean with respect to the Compound or Products a submission to the Regulatory Authority that may be used to provide confidential detailed information about facilities, processes, or articles used in the manufacturing, processing, packaging, and storing of one or more human drugs to support regulatory filings including but not limited to an IND, BLA, an export application, or amendments and supplements to any of these.
1.24“Excepted Development Matters” has the meaning set forth in Section 3.1(d).
1.25“Exercise Period” has the meaning set forth in Section 2.3.
1.26“FDA” shall mean the U.S. Food and Drug Administration and any successor entity thereto.
1.27“FD&C Act” means the U.S. Federal Food, Drug and Cosmetic Act, as amended.
1.28“Field” shall mean all uses.
1.29“Force Majeure Event” has the meaning set forth in Section 11.1.
1.30“Forecast” has the meaning set forth in Section 6 on Exhibit 3.4(c).
1.31“Hanmi Improved Technology” has the meaning set forth in Section 8.1(b).
1.32“Hanmi License” has the meaning set forth in Section 8.1(b).
1.33“Hanmi Territory” shall mean Republic of Korea, People’s Republic of China, and Japan.
1.34“Improved Technology” has the meaning set forth in Section 8.1(b).
1.35“IND” shall mean an investigational new drug application, clinical study application, clinical trial exemption, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority including any such application filed with the FDA pursuant to 21 CFR Part 312.
1.36“Indemnified Party” shall have the meaning provided in Section 10.3.
1.37“Indemnifying Party” shall have the meaning provided in Section 10.3.
3.

1.38“Information” shall mean tangible and intangible techniques, technology, practices, trade secrets, inventions (whether patentable or not), processes, formulations, compounds, products, biological materials, cell lines (it being understood that any rights to use “Information” include the rights to use such cell lines), samples of assay components, media, designs, formulas, ideas, programs, software models, algorithms, developments, experimental works, protocols, methods, knowledge, know-how, skill, experience, test data and results (including pharmacological, toxicological and non- clinical and clinical data and results), compilations of data, other works of analytical and quality control data, results, descriptions, compositions of matter, regulatory submissions, minutes, correspondence and strategy.
1.39“Initiation” shall mean the first dosing of a human subject in the Phase III Clinical Trial.
1.40“Inspection Period” has the meaning set forth in Section 3.4(b)(v).
1.41“JDC” shall have the meaning provided in Section 3.3(a).
1.42“Joint Improved Technology” has the meaning set forth in Section 8.1(c).
1.43“Latent Defect” has the meaning set forth in Section 3.4(b)(v).
1.44“Latent Defect Inspection Period” has the meaning set forth in Section 3.4(b)(v).
1.45“Latent Defect Report” has the meaning set forth in Section 3.4(b)(v).
1.46“License” shall have the meaning provided in Section 2.1(b).
1.47“Licensed Know-How” shall mean all Information with respect to any Compound and/or Product, which Information is Controlled by Hanmi as of the Effective Date or by Hanmi or any Hanmi Affiliate during the Term and is necessary or useful for (a) the practice of the Licensed Patents, (b) preparing and prosecuting IND, BLA for Product in the Field in each country in the Spectrum Territory, (c) the research, development, manufacture or use of any Compound and/or
Product in the Field anywhere in the world solely for marketing and sale of the Products in the Spectrum Territory, or (d) for the marketing and sale of the Products in the Spectrum Territory.
1.48“Licensed Patents” shall mean (a) all Patents set forth on Exhibit 1.48, and (b) all other Patents Controlled by Hanmi or any Hanmi Affiliate during the Term, which (i) claim the composition of matter, manufacture or use in the Field of any Compound and/or Products, or (ii) in the absence of a license, would be infringed by the research, development, manufacture, use, commercialization, marketing, advertisement, promotion, details, distribution import, export, offering for sale and/or sale of any Compound and/or Product in the Field in the Spectrum Territory.
1.49“Licensed Technology” shall mean the Licensed Know-How, Licensed Patents, Hanmi Improved Technology and Hanmi’s interest in Joint Improved Technology.
1.50“Loss” shall have the meaning provided in Section 10.1.
1.51“Major Markets” shall mean the countries set forth on Exhibit 1.51.
1.52“Marketing Approval” shall mean, with respect to a product in a particular jurisdiction, approval or other permission by the applicable Regulatory Authorities sufficient to initiate marketing and sales of such product.
1.53“Negotiation Period” has the meaning set forth in Section 2.3.
1.54“Net Sales” shall mean the gross invoice price of Product sold by Spectrum, its Affiliates or Sublicensees to a Third Party (where such third party is not a related party) in the Spectrum Territory
4.

after deducting: (i) all trade, quantity and cash discounts; (ii) returns, rebates, chargebacks and other allowances; and (iii) retroactive price reductions that are actually allowed or granted. For the avoidance of doubt, the gross invoice price of Product does not include value added taxes and other similar taxes on Product. Net Sales shall be determined in accordance with U.S. generally accepted accounting principles, applied on a basis consistent with Spectrum’s annual audited financial statements; provided, that the amount invoiced to cover transportation, insurance and custom duties shall also be deducted from gross invoice price to calculate Net Sales. In the event any Product is sold as a part of, or in conjunction with, other products, the Net Sales of such Product shall equal the Net Sales of the Product when sold on a stand-alone basis, as determined above. If the Product is so integrated with other products that it could not be sold on a stand-alone basis, the Net Sales of such Product shall be the Net Sales for the combination including the Product, multiplied by a fraction the numerator of which is the cost of materials for the Product as integrated into such combination and the denominator of which is the cost of materials for the combination as a whole.
1.55“Neutropenia Trial” has the meaning set forth in Section 3.1(a).
1.56“Non-Conformity Report” has the meaning set forth in Section 3.4(b)(v).
1.57“Non-Exclusive License” has the meaning set forth in Section 2.1(b).
1.58“Option Exercise Fee” has the meaning set forth in Section 4.1.
1.59“Out-license” has the meaning set forth in Section 2.3.
1.60“Out-license Notice” has the meaning set forth in Section 2.3.
1.61“Party” shall mean Spectrum or Hanmi individually, and “Parties” shall mean Spectrum and Hanmi collectively.
1.62“Patents” shall mean patents and patent applications, including provisional applications, continuations, continuations-in-part, continued prosecution applications, divisions, substitutions, reissues, additions, renewals, reexaminations, extensions, term restorations, confirmations, registrations, revalidations, revisions, priority rights, requests for continued examination and supplementary protection certificates granted in relation thereto, as well as utility models, innovation patents, petty patents, design patents, patents of addition, inventor’s certificates, and equivalents in any country or jurisdiction.
1.63“Phase III Clinical Trial” shall mean a human clinical trial, the principal purpose of which is to gather safety and efficacy data of one or more particular doses in patients being studied that is needed to evaluate the overall benefit and risk relationship of the product and to provide adequate basis for labeling, as more fully defined in 21 C.F.R. §312.21(c) or comparable regulations in any country or jurisdiction outside the U.S. (and any amended or successor regulations).
1.64“Product” shall mean any pharmaceutical preparation, composition and formulation that contain the Compound.
1.65“Product Specifications” shall mean the formulation and dosage strength of a Product and a set of analytical methods and corresponding values and limits for the quality control of the identity, purity, and content of such Product, as mutually agreed by the Parties and attached to the Quality Agreement. Any subsequent change to the Product Specifications that is required by a Regulatory Authority in the Spectrum Territory shall be at the sole cost of Spectrum, and any subsequent change to the Product Specifications that is required by a Regulatory Authority in the Hanmi Territory shall be at the sole cost of Hanmi; provided, however, any change to the Product Specifications in the Territory must be approved by both the Parties in writing, which approval shall not be unreasonably withheld.
1.66“Quality Agreement” has the meaning set forth in Section 3.4(d).
1.67“Receiving Party” shall have the meaning provided in Section 6.1.
5.

1.68“Regulatory Authority” shall mean any country, federal, supranational, state or local regulatory agency, department, bureau or other governmental or regulatory authority having the administrative authority to regulate the development or marketing of pharmaceutical products in any country or other jurisdiction.
1.69“Regulatory Filing” shall mean any filing or application with any Regulatory Authority, including NDAs and authorization, approvals or clearances arising from the foregoing, including Marketing Approvals, and all correspondence with the FDA or other relevant Regulatory Authority, as well as minutes of any material meetings, telephone conferences or discussions with the FDA or other relevant Regulatory Authority, in each case with respect to a Product.
1.70“Royalty Term” has the meaning set forth in Section 4.3(b).
1.71“ROFR Notice” has the meaning set forth in Section 2.3.
1.72“Rule 144” shall mean Rule 144 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.
1.73“SEC” shall have the meaning provided in Section 6.4(a).
1.74“Section 365(n)” has the meaning set forth in Section 9.4.
1.75“Securities Act” shall mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.
1.76“Spectrum Improved Technology” has the meaning set forth in Section 8.1(b).
1.77“Spectrum Territory” shall mean the entire world other than the Hanmi Territory.
1.78“Sublicensee” shall mean any entity to whom Spectrum has directly or indirectly granted a sublicense under all or any portion of the License.
1.79“Supply Agreement” has the meaning set forth in Section 3.4(c).
1.80“Term” shall have the meaning provided in Section 9.1.
1.81“Terminated Countries” shall have the meaning provided in Section 9.2(d).
1.82“Territory” shall mean all of the countries and territories in the world. A Party’s respective “Territory” shall mean, in the case of Hanmi, the Hanmi Territory, and in the case of Spectrum, the Spectrum Territory.
1.83“Third Party” shall mean any entity other than Spectrum or its Affiliates or Sublicensees, or Hanmi or its Affiliates
1.84“Third Party Royalties” has the meaning set forth in Section 4.4(a).
1.85“Third Party Infringement” shall have the meaning provided in Section 8.3(a).
1.86“U.S.” shall mean the United States of America and its territories and possessions.
1.87“Valid Claim” shall mean, in a country, a claim of an actually issued and unexpired Patent claiming a composition-of-matter of, or a method of using, the Compound, which claim has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction (which decision is not appealable or has not been appealed within the time allowed
6.

for appeal), and which claim has not been disclaimed or admitted to be invalid or rendered unenforceable through reissue, re-examination or disclaimer or otherwise.
2.License.
1.1License Grant to Spectrum. Subject to the terms and conditions of this Agreement, Hanmi hereby grants to Spectrum:
(a)an exclusive (even as to Hanmi except as required by Hanmi to perform its obligations under this Agreement) license under the Licensed Technology to research, develop, manufacture, have manufactured, use, have used, market, distribute, import, export, offer for sale, promote, sell and have sold Products in the Field in the Spectrum Territory,
(b)upon mutual agreement, a non-exclusive license under the Licensed Technology to, manufacture, have manufactured, the Compound and the Product outside the Spectrum Territory, but solely to, use, have used, market, distribute, offer for sale, promote and sell the Products in the Spectrum Territory (the license granted under this Section 2.1(b), the “Non-Exclusive License,” and collectively with the license granted under Section 2.1(a) above, the “License”); provided, that Spectrum agrees to consult with Hanmi in advance of engaging any Third Party manufacturer in the Hanmi Territory pursuant thereto and each Party agrees to consider in good faith the other Party’s reasonable request with respect to such engagement.
(c)the right to grant sublicenses under the License, with the right to grant further sublicenses; provided, however, that such Sublicensee(s) agree to be subject to efforts standards no less stringent than those applicable to Spectrum under this Agreement for the corresponding territory and obligation.
1.2Non-Compete. During the Term, (a) Hanmi agrees, on its behalf and on behalf of its Affiliates, not to: (i) conduct, participate in or sponsor, directly or indirectly, the commercialization of a Competing Product (collectively, such activities “Competing Activities”) in the Spectrum Territory or (ii) appoint, license or otherwise authorize any Third Party, whether pursuant to such license, appointment, or authorization or otherwise to perform any Competing Activities and (b) Spectrum agrees, on its behalf and on behalf of its Affiliates, not to conduct, participate in or sponsor, the commercialization of any Competing Products in the Spectrum Territory unless (i) Hanmi fails to meet its supply obligations under this Agreement or the Supply Agreement, (ii) there are regulatory impediments for Product approval or maintenance in the Major Markets, or (iii) there are safety issues with the Product or the Compound. The Parties agree that, upon a change of control of Spectrum, the covenants set forth in clause 2.2(b) above shall automatically terminate.
1.3Development of Competing Product. If Hanmi commences development of a Competing Product during the Term (“Developed Competing Product”), Hanmi agrees to advise Spectrum in writing of such proposed development and keep Spectrum reasonably informed of the results of the material stages of development. In the event that Hanmi decides to appoint, license or otherwise authorize any Third Party to commercialize the Developed Competing Product in Spectrum Territory (“Out-license”), Hanmi must provide Spectrum a written notice of its intention to Out-license (“Out-license Notice”) prior to initiating any discussions with any Third Party regarding such Out-license. For a period of [***] following receipt of the Out-license Notice (“Negotiation Period”), Hanmi agrees to negotiate with Spectrum in good faith the terms of an Out-license to Spectrum.  In the event that, at the end of the Negotiation Period, Hanmi and Spectrum fail to agree on the terms of an Out-license to Spectrum, then Hanmi shall be free thereafter to negotiate the terms of the Out-license with Third Parties; provided, that prior to entering into a definitive agreement granting an Out-license to a Third Party, Hanmi must provide Spectrum a written notice of and a copy of the definitive agreement proposed to be entered into with a Third Party (“ROFR Notice”). Spectrum shall have a right of first refusal [***] from the receipt of ROFR Notice (“Exercise Period”) to match the terms of the proposed definitive agreement with the Third Party.  If Spectrum fails to match the terms of such proposed Third Party definitive agreement within the Exercise Period, Hanmi shall have [***] from the end of the Exercise Period to execute a definitive agreement with the Third Party. If Hanmi fails to execute such
7.

agreement within [***] from the end of the Exercise Period, Hanmi shall again be subject to Spectrum’s right of first negotiation and refusal with respect to such Out-license set forth in this Section 2.3. Spectrum’s right to receive notices, first negotiate and refusal set forth in this Section 2.3 shall survive for a period of the Royalty Term. For avoidance of doubt, Hanmi’s rights to commercialize a Developed Competing Product in the Spectrum Territory are always subject to the Section 2.2 during the Term.
1.4Territorial Integrity.
(a)Commercial Activities. Each Party shall use Commercially Reasonable Efforts to prevent any Product sold or otherwise distributed by such Party, directly or indirectly, from being sold, distributed, or otherwise transported for use outside its respective Territory. Each Party agrees, on behalf of itself and its Affiliates and Sublicensees, not to sell or distribute the Products to any Third Party if such Party or its relevant Affiliate or Sublicensee knows, or has reason to believe, that such Products sold or distributed to such Third Party would be used, or sold or redistributed, directly or indirectly, for use outside its respective Territory. Each Party shall promptly notify, and shall cause its Affiliates and Sublicensees to promptly notify, the other Party in the event it or its Affiliate has reason to believe that any Products sold or distributed to a Third Party has been or will be used outside its respective Territory.
(b)Development Activities. Neither Party may conduct research and development on the Compound or the Product in the other Party’s territory, without such Party’s written consent.
1.5No Implied Licenses; Retained Rights. No right or license under any Patents or Information of either Party is granted or shall be granted by implication. All such rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement.
3.Development, Regulatory and Commercialization Matters.
1.1Development.
(a)Conduct of Development Activities. Each Party shall take the lead in, and be responsible for, conducting the development activities, including clinical trials, as may be reasonably necessary to expeditiously obtain Marketing Approvals for the Products for use in the Field, in the case of Hanmi, in the Hanmi Territory, and in the case of Spectrum, in the Spectrum Territory; provided, however, Spectrum shall have the sole right and be responsible for conducting the Phase III Clinical Trials for treatment of neutropenia (“Neutropenia Trial”), and Spectrum will keep Hanmi reasonably informed of the progress of the Neutropenia Trial, and consider in good faith the requests and suggestions of Hanmi with respect to such trial or a bridging study. It is understood and agreed that, as between the Parties, except as expressly agreed to otherwise by the Parties, all development efforts for the Products for use in the Field (including preparing and filing for Marketing Approvals for the Products for use in the Field), in the case of Spectrum, in the Spectrum Territory, shall be at the sole expense of Spectrum, and in the case of Hanmi, in the Hanmi Territory, shall be at the sole expense of Hanmi.
(b)Clinical Trials. To the extent the Parties conduct clinical trials in their respective Territory, the Parties shall coordinate their respective development and regulatory efforts to the extent reasonably practicable. During the course of the clinical study, each Party shall:
(i)maintain records in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes and as will properly reflect all work done and results achieved in the performance of the clinical study (including all data in the form required to be maintained under any applicable governmental regulations). Such records shall include books, records, reports, research notes, case report forms, charts, graphs, comments, computations, analyses, recordings, photographs, computer programs and documentation thereof, computer information storage means, samples of materials and other graphic or written data generated in connection with the clinical study; and
8.

(ii)promptly provide to the other Party copies of correspondence with regulatory authorities and results of the clinical study and upon request copies of the clinical study-related records and IRB approvals.
(c)Protocols and Clinical Trials. Each Party shall provide the other Party, through the JDC, a reasonable opportunity to review and comment upon the draft protocol for each of the material non-clinical studies (to the extent data therefrom is necessary or intended to be used for preparing or filing for Marketing Approval with Regulatory Authorities) and clinical trials to be conducted in the Hanmi Territory or in the Spectrum Territory, as applicable, related to the Products for use in the Field and a summary of any material modification of such protocols from time to time. Except as may be provided in Section 3.1(d) below, Spectrum shall have the right to determine and finalize, in its sole discretion, the protocols for such non-clinical studies and clinical trials to be conducted by Spectrum (itself or through one or more of its Affiliates or Sublicensees) in the Spectrum Territory; and Hanmi shall have the right to determine and finalize, in its sole discretion, the protocols for such non-clinical studies and clinical trials to be conducted by Hanmi (itself or through one or more of its Affiliates) in the Hanmi Territory. The Parties acknowledge the protocols as provided may need to change as a result of exigent or other circumstances (e.g., patient safety matters) and in such case, each Party shall have the right to make such changes without having to provide them beforehand to the other Party for its review and comment hereunder; provided, such changes shall be provided to the other Party as soon as practicable and no later than thirty (30) days prior to such changes being implemented.
(d)Excepted Development Matters. If either Party in good faith believes any development activities, as proposed by the other Party and not set forth in Exhibit 3.1(d), would have a likelihood of having a material adverse effect on a Regulatory Filing or the procurement or maintenance of a Marketing Approval of, or on the label or safety of, a Product in clinical development or then being commercialized in such Party’s respective Territory (“Excepted Development Matters”), based on regulatory and scientific evidence typically relied upon by the pharmaceutical industry, then such Party shall notify the other Party of its concerns with respect to such activity within fifteen (15) Business Days of the submission of the draft protocol for such activity and provide documentation of the basis for its concerns. The proposing Party shall, in good faith, consider the documentation and positions of the objecting Party (and, if needed, consult with the objecting Party) to determine whether such activity should be conducted and/or whether the protocol for such activity should be modified to address such concerns. If the proposing Party does not agree with the objecting Party with respect to such Excepted Development Matter, then neither Party shall have any final decision making authority with respect to such activity, and such matter shall be resolved in accordance with Section 11.4.
(e)Development Data and Regulatory Filings. Each Party shall, through the JDC, keep the other Party appropriately and routinely informed regarding progress with respect to the development of the Products for use in the Field in such Party’s respective Territory. Each Party shall own, and shall provide the other Party full access to, and sufficient rights to reference and use in its Regulatory Filings for the Products for use in the Field in its respective Territory, without additional charge, all results, data and other information generated from its conduct of activities with respect to the development of the Products, including clinical, non-clinical and CMC reports and regulatory correspondence.
9.

1.2Regulatory.
(a)Conduct of Regulatory Activities. Spectrum (itself, its Affiliates or Sublicensees, as applicable) shall be solely responsible, at its own expense, for all regulatory activities with respect to the Products in the Field in the Spectrum Territory, including formulating regulatory strategy and preparing, filing, obtaining, and maintaining Marketing Approvals for Products in the Field in the Spectrum Territory. Spectrum (itself, its Affiliates or Sublicensees, as applicable) shall be the holder of all Marketing Approvals for Products in the Field in the Spectrum Territory and shall have responsibility for interactions with Regulatory Authorities with respect to the Products in the Field in the Spectrum Territory. Spectrum shall keep Hanmi reasonably informed of, the preparation and Regulatory Authority review and approval of submissions and communications with Regulatory Authorities with respect to the Compound and the Product in the Field in the Spectrum Territory. In addition, upon Hanmi’s reasonable request, Spectrum shall provide Hanmi with copies of all material documents, information and correspondence received from a Regulatory Authority and with copies of any other documents, reports, and communications from or to any Regulatory Authority relating to the Compound, Product and/or activities under this Agreement
(b)Access to Regulatory Filings. Hanmi hereby grants to Spectrum (and its Affiliates and Sublicensees, as applicable) the right to access and cross-refer to filings made by Hanmi or its Affiliates, by Hanmi’s licensors or suppliers (who have granted Hanmi cross-reference rights to their filings, which Hanmi will use Commercially Reasonable Efforts to obtain), and by licensees (who have agreed to reciprocal rights of reference for the benefit of Hanmi, which Hanmi will use Commercially Reasonable Efforts to obtain) with Regulatory Authorities and Marketing Approval relating to the Compound and/or the Product (including any DMF) solely to the extent necessary in connection with regulatory activities with respect to the Products in the Field in the Spectrum Territory. Spectrum hereby grants to Hanmi and its Affiliates and licensees (who have agreed to reciprocal rights of reference for the benefit of Spectrum, which Spectrum will use Commercially Reasonable Efforts to obtain) the right to access and cross-refer to filings made by Spectrum and its Affiliates and Sublicensees and by Spectrum’s licensors or suppliers (who have granted Spectrum cross-reference rights to their filings, which Spectrum will use Commercially Reasonable Efforts to obtain), with Regulatory Authorities and Marketing Approval relating to the Products (including any DMF) solely to the extent necessary in connection with regulatory activities with respect to the Products in the Field in the Hanmi Territory. Each Party shall, promptly upon request of the other Party, file with applicable Regulatory Authorities such letters of access or cross-reference as may be necessary to accomplish the intent of this Section 3.2(b).
(c)Safety Data Exchange. Before the start of a clinical trial by Spectrum, the Parties shall negotiate in good faith and enter into a safety data exchange agreement regarding the Compound and the Product, which shall set forth standard operating procedures governing the collection, investigation, reporting, and exchange of information concerning adverse drug reactions/experiences sufficient to permit each Party to comply with its regulatory and other legal obligations within the applicable timeframes. Such safety data exchange agreement shall provide that each Party is responsible for the timely reporting of all relevant adverse drug reactions/experiences, Product quality, Product complaints and safety data relating to the Compound and the Product to the appropriate Regulatory Authorities in their respective territories, in accordance with all Applicable Law. Such agreement shall allow each Party to comply with all regulatory and legal requirements regarding the management of safety data by providing for the exchange of relevant information in the appropriate format within applicable timeframes. Unless otherwise mutually agreed by the Parties, Spectrum shall maintain a global safety database for the Compound and the Product and Hanmi shall report all material adverse drug reactions or experiences to Spectrum, as set forth in the safety data exchange agreement, in order to update the database and to comply with Applicable Laws. For the avoidance of doubt, the Party maintaining the global safety database for the Compound and the Product shall, upon reasonable request by the other Party, provide the other Party with safety data contained in the global safety database.
(d)Cooperation for Regulatory Activities. Each Party shall cooperate with the other Party for all regulatory activities conducted by such Party hereunder.
1.3Governance.
10.

(a)Joint Development Committee. Within forty-five (45) days of the Effective Date, the Parties will form a joint development committee (the “JDC”) to serve as a forum for information exchange and discussion with respect to development and regulatory activities relating to the Compound and the Product in the Field in the Territory.
(b)Composition. The JDC will be comprised of an equal number of members appointed by each of Spectrum and Hanmi, which members shall be employees of the applicable Party with appropriate experience and authority. Each Party will notify the other Party of its initial JDC members within thirty (30) days after the Effective Date. Each Party may change its JDC members at any time by written notice to the other Party, which may be delivered at a scheduled meeting of the JDC. Any member of the JDC may designate a substitute to attend and perform the functions of that member at any meeting of the JDC. The JDC shall appoint one of its members as chairman, whose role shall be to convene and preside at meetings of the JDC, but the chairman shall not be entitled to prevent items from being discussed. Each Party may, with the consent of the other Party, such consent not to be unreasonably withheld or delayed, invite non-member representatives of such Party to attend meetings of the JDC.
(c)Responsibilities. The JDC shall, unless as otherwise agreed to by the Parties:
(i)periodically review the results of the development activities to ensure, to the extent reasonably practical, compliance with obligations under this Agreement;
(ii)review protocols for any clinical studies and regulatory filings for the Compound and the Product in the Field;
(iii)facilitate the exchange between the Parties of information regarding development and regulatory activities with respect to the Product;
(iv)review the publication strategy with respect to the Product in the Field; and
(v)perform such other duties as are specifically assigned by the Parties to the JDC in this Agreement.
(d)Meetings. The JDC will hold a meeting every six (6) months, or sooner or later, as reasonably agreed to by the Parties. Such meetings may be in person, via videoconference, or via teleconference. The location of in-person JDC meetings will be determined by the Parties. At least seven (7) Business Days prior to each JDC meeting, each Party shall provide written notice to the other Party of agenda items proposed by such Party for discussion at such meeting, together with appropriate information related thereto. Reasonably detailed written minutes will be kept of all JDC meetings. Meeting minutes will be prepared by the Party at whose office such meeting is held and sent to each member of the JDC for review and approval within seven (7) Business Days after the meeting. Minutes will be deemed approved unless a member of the JDC objects to the accuracy of such minutes within ten (10) Business Day of receipt.
(e)Decisions. The Parties agree that the JDC shall have no decision-making authority with respect to any matters related to this Agreement, or either Party’s development and commercialization activities.
1.4Manufacture and Supply.
(a)Obligations. Hanmi shall supply to Spectrum the Products, as set forth hereunder and in the Supply Agreement, for development and commercialization in the Field in the Spectrum Territory; provided, that the actual quantities of the commercial supply of the Products by Hanmi and purchase by Spectrum shall be set forth in the Supply Agreement. Spectrum may at any time and from time to time, in its sole discretion, choose to manufacture the Compound and/or Product itself or
11.

have such by a Third Party manufacturer, subject to the following. Spectrum shall notify Hanmi and coordinate with Hanmi in good faith in advance of engaging any Third Party manufacturer. If Spectrum elects to manufacture itself, or have manufactured the Compound and/or the Product by a Third Party manufacturer of its choice, Spectrum shall nevertheless continue to satisfy minimum purchase obligation set forth in the Supply Agreement and Hanmi shall perform a technical transfer to Spectrum or such Third Party manufacturer. The expense for such technical transfer shall be allocated as mutually agreed by the Parties and as set forth in the Supply Agreement. Further detail relating to the supply of (i) clinical trial Product is set forth in Section 3.4(b), and (ii) commercial Product is set forth in Section 3.4(c).
(b)Clinical Supply.
(i)Subject to the terms of this Agreement, Hanmi shall supply, as ordered by Spectrum, a reasonable number of units of the Products, which is anticipated to be [***] in the aggregate to Spectrum for use in development activities (including clinical trials) related to the Products in the Field.
(ii)The parties shall agree on the timeframe for delivery of the Products under Section 3.4(b)(i), which shall take into consideration the Parties obtaining and complying with all relevant regulatory approvals and requirements, including cGMPs, for the Products to be delivered, Hanmi’s production capacities and supply capabilities and Spectrum’s requirement of the Product to conduct development activities (including clinical trials). Spectrum will order the Products in accordance with the mutually agreed time frame for delivery and Hanmi agrees that time is of the essence with respect to the delivery dates set forth in Spectrum’s purchase orders.
(iii)Hanmi will ship the Products using such carriers as Spectrum may designate in the purchase orders or otherwise in writing to Hanmi. The Products supplied hereunder will be suitably packed for shipment and labeled for shipment to the address specified in Spectrum’s order. All shipments shall be FCA place of shipment (Incoterms 2010), at which point, all title to, and risk of loss of, the Product shall pass to Spectrum or its designee. All freight, insurance, and other shipping expenses from the F.C.A. point shall be paid by Spectrum.
(iv)Products supplied by Hanmi under Section 3.4(b) of this Agreement shall conform to the Product Specifications, the Quality Agreement and cGMPs. Hanmi shall ship the Products to Spectrum not more than [***] from the date of their production by Hanmi unless otherwise agreed by the Parties; provided that, Spectrum shall issue a Purchase Order [***] before the Delivery Date as set forth in the Supply Agreement. Prior to shipment of the Products to Spectrum, Hanmi shall inspect and perform testing of the Products in accordance with the Quality Agreement and industry standards in order to confirm that the Products conform to the Product Specifications in all respects. Concurrently with each shipment of the Products, Hanmi shall provide Spectrum a Certificate of Analysis and Certificate of Compliance for each lot of the Product included in such shipment. Without limiting the foregoing, Hanmi will ensure that the Products are manufactured, stored, and transported in accordance with Applicable Laws including the cGMPs.
(v)Within [***] of the receipt by Spectrum of the Products at its facility (the “Inspection Period”), Spectrum shall have the right to perform testing and analysis, on a sample basis, in accordance with the Quality Agreement to determine whether the Products conform to the Product Specifications. If Spectrum determines that the delivered Products do not conform to the Product Specifications, Spectrum shall notify Hanmi thereof in writing along with a detailed report and data regarding the alleged non-conformity (a “Non-Conformity Report”) within the Inspection Period. Within [***] of receiving such Non-Conformity Report, Hanmi shall notify Spectrum in writing whether it agrees or disagrees with such Non-Conformity Report. In the event Hanmi agrees to the Non-Conformity Report, Spectrum shall return only the non-conforming Products to Hanmi at Hanmi’s expense within [***] following receipt of Hanmi’s written notice confirming that it agrees to the Non-Conformity Report and the required documents to customs for the return of the Product. Upon receipt of such non-conforming Products, Hanmi shall replace such nonconforming Products with conforming Products as soon as commercially possible at Hanmi’s expense. For the avoidance of doubt, if Spectrum fails to inform Hanmi within the Inspection Period, Spectrum shall be deemed to have accepted the
12.

delivered Products as being conforming to the Product Specifications (including cGMPs). In the case of latent defects, which shall mean a defect in the Product caused solely as a result of defective manufacturing of the Product by Hanmi and which defect could not have been discovered during the Inspection Period through Commercially Reasonable Efforts (a “Latent Defect”), if Spectrum becomes aware of a latent defect in the Products after the-Inspection Period has ended, Spectrum shall promptly notify Hanmi in writing along with a detailed report and data regarding the alleged latent defect (a “Latent Defect Report”) within [***] from the date the Inspection Period ended (the “Latent Defect Inspection Period”). Within [***] of receiving such Latent Defect Report, Hanmi shall notify Spectrum in writing whether it agrees or disagrees with such Latent Defect Report. In the event Hanmi agrees to the Latent Defect Report, Hanmi shall replace the defective Products with Products that do not contain the latent defect at Hanmi’s expense as soon as commercially possible. For the avoidance of doubt, if Spectrum fails to notify Hanmi about the Latent Defect within the Latent Defect Inspection Period, the Products delivered shall be deemed to be free of latent defects and accepted by Spectrum as being conforming to the Product Specifications. Inspection or acceptance of the Products shall not constitute a waiver of any rights Spectrum may have based on Hanmi’s warranties with the exception of Section 7.2(j). If the Parties disagree as to whether the delivered Products conform to the Product Specifications or not or contain a latent defect, the Parties shall refer such dispute to an independent laboratory mutually accepted to both Parties, which analysis shall be binding on the Parties solely for determining whether the Products conform to the Product Specifications or not or contain a latent defect. If such testing confirms that the Products do not conform to the Product Specifications, Hanmi shall bear the cost of the testing as well as the cost for replacing the nonconforming Products whereas if the testing determines that the Products conform to the Product Specifications, Spectrum shall bear the cost of testing.
(vi)In the event of any shortage or delay in supply of Products to Spectrum by Hanmi, the supply of Products to Spectrum shall be apportioned between Spectrum and Hanmi (including any other licensees) on a pro-rata basis according to the needs of the then-active clinical trials requiring supplies of the Products.
(vii)Hanmi shall maintain (a) complete and adequate records of all batch records, tests and analyses carried out with respect to the Products supplied to Spectrum, (b) complete, accurate and authentic accounts, notes, data and records relating to the supply of Products under this Agreement adequate to comply with all Applicable Laws, and (c) complete adequate records pertaining to the methods and facilities used by it for the manufacture, testing and supply of the Products to Spectrum, including batch records, in-process controls, quality control data and deviation reports.
(viii)No more than once in each calendar year during the Term while Spectrum is performing development activities, Spectrum shall have the right, with at least thirty (30) calendar days’ written prior notice, to inspect Hanmi’s (to the extent applicable) manufacturing, packaging, laboratory and warehousing facilities utilized in the manufacture, packaging, storage, testing, shipping or receiving of the Products; provided, however, such inspection shall not interfere with the daily operation of Hanmi’s business. This inspection right includes the right to audit (a) the manufacturing facilities, (b) to inspect quality control procedures, and (c) to audit any records and reports pertinent to the manufacturing, disposition, or transport of the Products to confirm compliance with all Applicable Laws for the supply of each Product, including with applicable cGMPs.
(ix)Hanmi shall obtain and maintain such FDA and other Regulatory Authority approvals of facility and processes as may be required to manufacture the Products in Hanmi’s manufacturing facilities for supply of the Products to Spectrum. Hanmi shall prepare and submit to Spectrum all reports concerning manufacture of the Products that are reasonably necessary to support Marketing Approvals of the Products in the Spectrum Territory.
(x)If a facility that manufactures the Products is inspected by representatives of any Regulatory Authority in connection with manufacture of the Products, Hanmi shall notify Spectrum promptly (by telephone and in writing) upon learning of such inspection, and shall supply Spectrum with copies of any related correspondence or other documentation, or portions thereof, in the possession of Hanmi relating to the Products. Spectrum may send representatives to such facilities and participate fully in any portion of such inspection. Hanmi shall inform Spectrum of the result of any regulatory inspection, which affects the production of a Product, including providing a copy of any notice
13.

of inspection, notice of violation or other similar notice or report received by Hanmi affecting production, facility, testing, storage or handling of the Product(s).In the event that there are inspectional observations directly relating to the Product(s) (FDA Form 483 and/or other applicable form), Spectrum shall be informed immediately and receive a copy of the inspectional observations and shall have the opportunity to review and provide Hanmi with comments to Hanmi’s response.
(xi)Clinical Supply Transfer Price. Spectrum shall pay to Hanmi and Hanmi shall sell to Spectrum clinical supplies of Product at a price of [***] not to exceed [***]. Hanmi shall keep complete, fair, and true books of accounts and records for the purpose of determining the amounts payable by Spectrum pursuant to this Section 3.4(b)(xi). Such books and records shall be kept for such period of time required by law, but no less than three (3) years following the end of the calendar year to which they pertain. Spectrum shall have the right to cause an independent, certified public accountant reasonably acceptable to Hanmi to audit such records to confirm COG and purchase price for the Products for a period covering not more than three (3) years following the calendar year to which they pertain. Such audits may be exercised during normal business hours upon reasonable prior written notice to Hanmi. Prompt adjustments shall be made by the Parties to reflect the results of such audit. Spectrum shall bear the full cost of such audit unless such audit discloses an overpayment by Spectrum of more than five percent (5%) of the amount of price due under this Agreement, in which case, Hanmi shall bear the reasonable cost of such audit and shall promptly remit to Spectrum the amount of any overpayment. Any overpayment by Spectrum revealed by an audit shall be fully-creditable against future payment owed by Spectrum to Hanmi (and if no further payments are due, shall be refunded by Hanmi at the request of Spectrum.
(c)Commercial Supply Agreement. The Parties shall negotiate and execute a written supply agreement for the commercial supply of the Products by Hanmi to Spectrum (the “Supply Agreement”) by October 31, 2014. The Parties agree that the Supply Agreement shall be consistent with the terms set forth on Exhibit 3.4(c).
(d)Quality Agreement. The Parties agree to execute a quality assurance agreement (the “Quality Agreement”) as per the timeline set forth in the Supply Agreement.
(e)Drug Master File. Hanmi shall register a Drug Master File for the Compound in each country in the Territory and allow Spectrum (or Affiliates or Sublicensees, as applicable) to refer to such Drug Master File; provided, however, if Hanmi decides not to register a Drug Master File or equivalent for the Compound in any country in the Spectrum Territory, then Hanmi shall provide to Spectrum or its third party designees (as contemplated by this Agreement) all necessary information and consents (including rights of reference) to allow Spectrum to do so in such country in the Spectrum Territory, in which case Spectrum shall allow Hanmi (or Affiliates or licensees, as applicable) to refer to such Drug Master File or equivalent. Hanmi agrees not to make any changes to manufacturing process, raw materials and intermediates sourcing and specifications, test methods and final specifications, without prior written consent from Spectrum.
1.5Commercialization. Spectrum (itself and through its Affiliates and Sublicensees, as applicable) shall be solely responsible, at its own expense, for commercialization of the Product in the Field in the Spectrum Territory.
1.6Compliance with Applicable Laws. Each Party shall conduct, and shall require its Affiliates and Sublicensees and other licensees, and if applicable, Third Party manufacturers to conduct, all development, regulatory, manufacturing and commercialization activities with respect to the Compound and the Product in the Territory in compliance with all Applicable Laws, including good laboratory and clinical practices under the Applicable Laws of the country in which such activities are conducted.
1.7Diligence.
14.

(a)Development and Regulatory. Spectrum (itself and through its Affiliates and Sublicensees, as applicable) shall use Commercially Reasonable Efforts to develop and obtain Marketing Approvals of the Products for an indication in the Field in the Major Markets in the Spectrum Territory.
(b)Commercialization. Following receipt of Marketing Approvals for any Product in the Field in any Major Market in the Spectrum Territory, Spectrum (itself and through its Affiliates and Sublicensees, as applicable) shall use Commercially Reasonable Efforts to commercialize such Product in in such country.
4.Payments.
1.1Option Exercise Fee. Within forty-five (45) Business Days of the Initiation of the first Neutropenia Trial by Spectrum or its Sublicensee in the Territory, Spectrum shall make a one-time, non-refundable, non-creditable (except as set forth in Section 9.2) payment to Hanmi of U.S.$ [***] (the “Option Exercise Fee”). At Spectrum’s sole discretion, the Option Exercise Fee shall be payable in cash or equity in the form of Spectrum’s common stock. If Spectrum elects to pay the Option
Exercise Fee in equity, the number of shares of Spectrum’s common stock to be issued to Hanmi shall be equal to the number obtained by dividing 3,000,000 by the last reported sales price of Spectrum’s common stock on The NASDAQ Stock Market, or if the common stock is not then listed on The NASDAQ Stock Market such other principal exchange upon which the common stock is then traded, averaged over the forty-five (45) trading day period ending on the Effective Date. Hanmi acknowledges and agrees that Spectrum common stock shall not be registered under the Securities Act of 1933, as amended, but shall be resalable under Rule 144.
1.2Milestone Payments.
(a)Payments. Upon the first occurrence of each of the events set forth below for a Product, each of the following one-time, non-refundable, non-creditable (except as set forth in Section 9.2) milestone payments shall be payable by Spectrum to Hanmi in accordance with Section 4.2(b) below:

Milestone Event	Milestone Payment
First Marketing Approval for a Product by the FDA for any indication	U.S.$ [***]
Annual Net Sales of the Products equals or exceeds U.S.$ [***]	U.S.$ [***]
Annual Net Sales of the Products equals or exceeds U.S.$ [***]	U.S.$ [***]
Annual Net Sales of the Products equals or exceeds U.S.$ [***]	U.S.$ [***]
Annual Net Sales of the Products equals or exceeds U.S.$ [***]	U.S.$ [***]
Annual Net Sales of the Products equals or exceeds U.S.$ [***]	U.S.$ [***]

(b)Milestone Payments. Spectrum shall promptly inform Hanmi of the achievement of each milestone event set forth in Section 4.2(a) above and shall pay to Hanmi the corresponding milestone payment within thirty (30) days of the receipt of an invoice from Hanmi for such fee.
1.3Royalty Payments.
15.

(a)Royalty Rate. Subject to the terms and conditions of this Agreement, Spectrum shall pay to Hanmi royalties as set forth below on aggregate Annual Net Sales (whether such aggregate Annual Net Sales are achieved by Spectrum or any of its Affiliates or Sublicensees):

Aggregate Annual Net Sales	Royalty Rate
For that portion of aggregate Annual Net Sales that is less than or equal to U.S.$ [***]	[***]

16.

For that portion of aggregate Annual Net Sales that is greater than U.S.$ [***] and less than or equal to U.S.$ [***]	[***]
For that portion of aggregate Annual Net Sales that is greater than U.S.$ [***] and less than or equal to U.S.$ [***]	[***]
For that portion of aggregate Annual Net Sales that is greater than U.S.$ [***]	[***]

For the avoidance of doubt, and by way of example for clarity in calculating the royalties, assuming that the Net Sales in each calendar quarter in a calendar year is U.S.$ 600 Million, the royalties shall be calculated as follows:

Calendar Quarter	Net Sales Amount (X)	Royalty Rate
Q1	U.S.$ 0 ≤ X ≤ U.S.$ [***] U.S.$ [***] ≤ X ≤ U.S.$ [***]	[***] [***]
Q2	U.S.$ [***] < X ≤ U.S.$ [***] U.S.$ [***] ≤ X ≤ U.S.$ [***]	[***] [***]
Q3	U.S.$ [***] ≤ X ≤ U.S.$ [***]	[***]
Q4	U.S.$ [***] ≤ X ≤ U.S.$ [***] U.S.$ [***] ≤ X ≤ U.S.$ [***]	[***] [***]

(b)Royalty Term. Royalty payments pursuant to this Section 4.3 shall be payable upon a Product-by-Product and country-by-country basis from Commercial Launch of the Product in a given country until the earlier of (i) expiration of the last-to-expire Valid Claim covering the Product in such country, or (ii) the date upon which a Biosimilar Product is Commercially Launched and upon which is expired any other exclusivity protection of the Product in such country including the expiration of regulatory data protection for new chemical entities, data exclusivity period or orphan drug status (the “Royalty Term”).
1.4Royalty Reduction.
(a)Third Party Royalties. If Spectrum is required to pay to a Third Party amounts under agreements for Patents or other intellectual property rights acquired or licensed by Spectrum after the Effective Date that are necessary or desirable for the manufacture, use or sale of a Product in and for any country within the Spectrum Territory (“Third Party Royalties”) and are not subject to Hanmi’s

17.

obligations to procure a license under Section 10.1, then Spectrum may deduct, on a Product-by-Product and country-by-country basis, [***] of the Third Party Royalties from the royalties owed to Hanmi pursuant to Section 4.3 above with respect to Net Sales of such Product in such country; provided such deductions shall not result in the royalties that would otherwise be payable by Spectrum to Hanmi for such Product in such country in any particular calendar quarter being reduced by [***]. Any amounts that Spectrum was not able to deduct during any particular calendar quarter as a result of the foregoing proviso may be deducted in the following calendar quarter(s) subject to the same proviso.
(b)Biosimilar Competition. If during the Royalty Term with respect to a Product in a country within the Spectrum Territory, a Biosimilar Product is Commercially Launched, Spectrum shall pay no royalties to Hanmi for Net Sales of the Product in such country during the remaining Royalty Term.
5.Payment; Records; Audits.
1.1Payment; Reports. Royalties shall be calculated and reported for each calendar quarter. A report of Net Sales in sufficient detail to permit confirmation of the accuracy of the payment due, including, on a country-by-country basis, the number of Products sold, the gross sales and Net Sales of such Products, the royalties payable, the method used to calculate the royalties, the exchange rates used and any adjustments to royalties payable in accordance with Section 4.4 shall be due to Hanmi within [***] of the end of each calendar quarter along with, and all payments due to Hanmi under this Agreement shall be paid within [***] of the receipt of an invoice from Hanmi for such payments.
1.2Manner and Place of Payment. All payments hereunder shall be payable in U.S. dollars. When conversion between currencies is required, such conversion shall be at an exchange rate equal to the average of the daily rates of exchange for the currency of the country from which the royalty payments are payable as reported in the Wall Street Journal, during the calendar quarter for which a payment is due. All payments owed under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by Hanmi, unless otherwise specified in writing by Hanmi.
1.3Income Tax Withholding. If any withholding taxes are required to be withheld by Spectrum from any payment of royalties made to Hanmi under this Agreement, Spectrum will (a) deduct such withholding taxes from the royalty payment made to Hanmi, (b) timely pay the withholding taxes to the proper taxing authority, and (c) send proof of payment to Hanmi and certify its receipt by the taxing authority within thirty (30) days following such payment. For purposes of this Section 5.3, each Party agrees to provide the other with reasonably requested assistance to enable the due deduction by the paying Party and appropriate recovery by the other Party, which assistance includes the provision of any tax forms and other information that may be reasonably necessary in order for the paying Party not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty.
1.4Restrictions on Fund Transfers. In the event that, by reason of Applicable Law in any country, it becomes impossible or illegal for Spectrum to transfer, or have transferred on its behalf, payments owed Hanmi hereunder, Spectrum will promptly notify Hanmi of the conditions preventing such transfer and such payments will be deposited in local currency in the relevant country to the credit of Hanmi in a recognized banking institution designated by Hanmi.
1.5Records; Audits. Spectrum shall keep, and require Sublicensees to keep, complete, fair, and true books of accounts and records for the purpose of determining the amounts payable to Hanmi

18.

pursuant to this Agreement. Such books and records shall be kept for such period of time required by law, but no less than two (2) years following the end of the calendar year to which they pertain. Hanmi shall have the right to cause an independent, certified public accountant reasonably acceptable to Spectrum to audit such records to confirm Net Sales, royalties and other payments for a period covering not more than two (2) years following the calendar year to which they pertain. Such audits may be exercised during normal business hours upon reasonable prior written notice to Spectrum. Prompt adjustments shall be made by the Parties to reflect the results of such audit. Hanmi shall bear the full cost of such audit unless such audit discloses an underpayment by Spectrum of more than [***] of the amount of royalties or other payments due under this Agreement for any applicable calendar quarter, in which case, Spectrum shall bear the reasonable cost of such audit and shall promptly remit to Hanmi the amount of any underpayment. Any overpayment by Spectrum revealed by an audit shall be fully-creditable against future payment owed by Spectrum to Hanmi (and if no further payments are due, shall be refunded by Hanmi at the request of Spectrum.
1.6Late Payments. In the event that any payment due under this Agreement is not made when due, the payment shall accrue interest from the date due at the prime rate (as defined in the U.S. Federal Reserve Statistical Release H.15 or any successor thereto) on the last Business Day of the applicable quarter prior to the date on which such payment is due, plus [***] per annum; provided, however, that in no event shall such rate exceed the general usury limit in the State of New York, USA. The payment of such interest shall not limit Hanmi from exercising any other rights it may have as a consequence of the lateness of any payment.
6.Confidentiality and Publication.
1.1Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party (in such capacity, the “Receiving Party”) agrees that, during the Term and for [***] thereafter, it shall keep confidential and shall not publish or otherwise disclose to any Third Party, and shall not use for any purpose, other than as expressly provided for in this Agreement or any other written agreement between the Parties, any Confidential Information furnished or made available to it by or on behalf of the other Party (in such capacity, the “Disclosing Party”). The Receiving Party shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but in no event less than reasonable care) to ensure that its, and its Affiliates,’ employees, agents, consultants, and other representatives do not disclose or make any unauthorized use of the Confidential Information. The Receiving Party shall promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information.
1.2Exceptions. Confidential Information shall not include any information which the Receiving Party can prove by competent evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, generally known or available; (b) is known by the Receiving Party and/or any of its Affiliates at the time of receiving such information, as evidenced by its records; (c) is hereafter furnished to the Receiving Party and/or any of its Affiliates by a Third Party, as a matter of right and without restriction on disclosure; or (d) is independently discovered or developed by the Receiving Party and/or any of its Affiliates, without the use of Confidential Information of the Disclosing Party.
1.3Authorized Disclosure. Notwithstanding the provisions of Section 6.1, the Receiving Party may disclose Confidential Information of the Disclosing Party as expressly permitted by this Agreement, or if and to the extent such disclosure is reasonably necessary in the following instances:
(a)filing or prosecuting Patents as permitted by this Agreement;
(b)enforcing such Party’s rights under this Agreement;
(c)prosecuting or defending litigation as permitted by this Agreement;
(d)complying with applicable court orders or governmental regulations;
19.

(e)disclosure to Affiliates, actual and potential licensees and sublicensees, employees, consultants, contractors or agents of the Receiving Party who have a need to know such information in order for the Receiving Party to exercise its rights or fulfill its obligations under this Agreement, provided, in each case, that any such Affiliate, actual or potential licensee or sublicensee, employee, consultant or agent agrees to be bound by terms of confidentiality and non-use comparable in scope to those set forth in this Article 6;
(f)disclosure to Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by similar terms of confidentiality and non-use comparable in scope to those set forth in this Article 6.
Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 6.3(c) or Section 6.3(d), it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such Party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.
1.4Public Announcements.
(a)Press Releases. As soon as practicable following the date hereof, the Parties shall each issue a mutually agreed press release announcing the existence of this Agreement. Except as required by Applicable Laws (including disclosure requirements of the U.S. Securities and Exchange Commission (“SEC”) or any stock exchange on which securities issued by a Party or its Affiliates are traded), neither Party shall make any other public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other, which shall not be unreasonably withheld or delayed; provided that each Party may make any public statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, or issue press releases, so long as any such public statement or press release is not inconsistent with prior public disclosures or public statements approved by the other Party pursuant to this Section 6.4 and which do not reveal non-public information about the other Party. In the event of a required public announcement, to the extent practicable under the circumstances, the Party making such announcement shall provide the other Party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford such other Party a reasonable opportunity to review and comment upon the proposed text.
(b)Filing of this Agreement. The Parties will coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) with the SEC or any stock exchange or governmental agency on which securities issued by a Party or its Affiliate are traded, and each Party will use reasonable efforts to seek confidential treatment for the terms proposed to be redacted; provided that each Party will ultimately retain control over what information to disclose to the SEC or any stock exchange or other governmental agency, as the case may be, and provided further that the Parties will use their best efforts to file redacted versions with any governing bodies which are consistent with redacted versions previously filed with any other governing bodies. Other than such obligation, neither Party (or its Affiliates) will be obligated to consult with or obtain approval from the other Party with respect to any filings to the SEC or any stock exchange or other governmental agency.
1.5Publication. At least thirty (30) days prior to publishing, publicly presenting, and/or submitting for written or oral publication a manuscript, abstract or the like that includes Information relating to any Compound or Product that has not been previously published, each Party shall provide to the other Party a draft copy thereof for its clinical review (unless such Party is required by law to publish such Information sooner, in which case such Party shall provide such draft copy to the other Party as much in advance of such publication as possible). The publishing Party shall consider in good faith any comments provided by the other Party during such thirty (30) day period. In addition, the publishing Party shall, at the other Party’s reasonable request, remove therefrom any Confidential Information of
20.

such other Party. The contribution of each Party shall be noted in all publications or presentations by acknowledgment or co-authorship, whichever is appropriate.
1.6Prior Non-Disclosure Agreement. As of the Effective Date, the terms of this Article 6 shall supersede any prior non-disclosure, secrecy, or confidentiality agreement between the Parties (or their Affiliates) dealing with the subject of this Agreement, including the Nondisclosure Agreement. Any information disclosed pursuant to any such prior agreement shall be deemed Confidential Information for purposes of this Agreement.
1.7Equitable Relief. Given the nature of the Confidential Information and the competitive damage that would result to a Party upon unauthorized disclosure, use or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages would not be a sufficient remedy for any breach of this Article 6. In addition to all other remedies, a Party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article 6.
7.Representations and Warranties; Limitation of Liability.
1.1Mutual Representations and Warranties Covenants. Each Party represents and warrants to the other that, as of the Effective Date and with respect to Sections 7.1(e) to (h) covenants:
(a)Corporate Power. It is duly organized and validly existing under the laws of its state of incorporation or formation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.
(b)Due Authorization. It is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action.
(c)Binding Agreement. This Agreement is legally binding upon it, enforceable in accordance with its terms. The execution, delivery, and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.
(d)Grant of Rights; Maintenance of Agreements. It has not, and will not during the term of this Agreement, grant any right to any third party which would conflict with the rights granted to the other Party hereunder. It has (or will have at the time performance is due) maintained and will maintain and keep in full force and effect all agreements (including license agreements) and filings (including patent filings) necessary to perform its obligations hereunder.
(e)No Debarment. Neither it nor any of its Affiliates is debarred or disqualified under the FD&C Act or comparable Applicable Laws in the Territory and it does not, and will not during the Term, employ or use the services of any person who is debarred or disqualified, in connection with activities relating to the Compound outside the Field; and in the event that it becomes aware of the debarment or disqualification or threatened debarment or disqualification of any person providing services to it, including any of its Affiliates or sublicensees, which directly or indirectly relate to the Compound or Product, it shall immediately notify the other Party in writing and shall cease employing, contracting with, or retaining any such person to perform any services relating to the Compound or Product.
(f)Payment to Public Officials or Entities. Neither it nor its Affiliates, and, and to its knowledge, none of their respective employees and contractors have or shall, in connection with the performance of their respective obligations under this Agreement directly or indirectly through Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a governmental, regulatory or public official or entity or other person for purpose of obtaining or retaining business for or with, or directing business to,
21.

any person, (it being understood that, without any limitation to the foregoing, neither it nor its Affiliates, and to its knowledge, their respective employees and contractors, has not directly or indirectly promised, offered or provided any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a governmental, regulatory or public official or entity or any other person in connection with the performance of its obligations under this Agreement, and shall not, directly or indirectly, engage in any of the foregoing.
(g)FCPA. It and its Affiliates, and their respective employees and contractors, in connection with the performance of their respective obligations under this Agreement, shall not, nor cause the other Party or its officers, directors, employees or agents to be in violation of the U.S. Foreign Corrupt Practices Act, Export Control Laws, or any other Applicable Laws or otherwise cause any reputational harm to the other Party or its officers, directors, employees or agents.
(h)Violation of Applicable Laws. It shall immediately notify the other Party if it has any information or suspicion that there may be a violation of the Applicable Laws in connection with the performance of its obligations under this Agreement or the performance of research, development, manufacturing, regulatory or commercialization activities with respect to the Compound or Product.
1.2Additional Hanmi Representations, Warranties and Covenants. Hanmi represents, warrants, and covenants to Spectrum, as follows:
(a)Hanmi has (i) sufficient legal and/or beneficial title, ownership or license rights, free and clear from any mortgages, pledges, liens, security interests, options, conditional and installment sale agreements, encumbrances, charges or claims of any kind, in or to the Licensed Technology to grant the License to Spectrum as purported to be granted pursuant to this Agreement, including Spectrum’s rights to sublicense as described in Section 2.1(c); and (ii) no Third Party has taken any action claiming legal and/or beneficial ownership of or license to any of the Licensed Patents;
(b)Hanmi has not received any notice from a Third Party alleging that (i) the practice of the Licensed Technology infringes or may infringe such Third Party’s intellectual property right, (ii) any research, development, manufacture, or commercialization of the Products by Hanmi prior to the Effective Date infringed or misappropriated the intellectual property rights of such Third Party or
(iii) the exercise of Spectrum’s rights granted under this Agreement infringes or would infringe any Third Party intellectual property rights;
(c)To the best of Hanmi’s knowledge, and as of the Effective Date, the development, manufacture, and commercialization of the Products can be carried out without infringing or misappropriating any intellectual property rights Controlled by a Third Party;
(d)To the best of Hanmi’s knowledge, and as of the Effective Date, the Licensed Patents that are issued as of the Effective Date are valid and in force, (ii) no Third Party has asserted in writing that such issued Patents are invalid or unenforceable in the Territory and (iii) Hanmi does not have knowledge of any Information which leads it to believe that any such issued Patents are invalid or unenforceable;
(e)there are no pending legal actions, adverse actions, claims, investigations, suits or proceedings against Hanmi or any of its Affiliates, at law or in equity, or before or by any Regulatory Authority, nor has Hanmi received any written notice regarding any pending or threatened legal actions, adverse actions, claims, investigations, suits or proceedings against Hanmi or any of its Affiliates, at law or in equity, or before or by any Regulatory Authority, with respect to the Licensed Technology, and no Licensed Patent is the subject of any interference, opposition, cancellation or other protest proceeding;
(f)No authorization, consent, approval of a Third Party, nor to Hanmi’s Knowledge, any license, permit, exemption of or filing or registration with or notification to any court or Regulatory Authority is or will be necessary for the (i) the consummation by Hanmi of the transactions contemplated hereby; or (ii) prevention of the termination of any right, privilege, license or agreement relating to the Licensed Technology or the continuation thereof following the Effective Date;
22.

(g)Hanmi has complied with all Applicable Laws in connection with Hanmi’s prosecution of the Licensed Patents, including the duty of candor owed to any patent office pursuant to such laws;
(h)The Licensed Technology includes all intellectual property rights Controlled by Hanmi, which are reasonably necessary for the development and commercialization of the Products in the Field by Spectrum;
(i)Licensed Patents listed on Exhibit 1.48 are the only patents and patent applications relating to the Compounds and/or Products, including the use and methods of manufacture of the Compounds and/or Products, in which Hanmi or a Hanmi Affiliate has an interest either alone or jointly with any Third Party;
(j)The Products to be supplied by Hanmi hereunder shall (a) be free from defects in materials and workmanship, (b) conform to the Product Specifications, (c) not be adulterated or misbranded within the meaning of the FD&C Act, as amended, (d) be free of all liens, security interests, and other claims of any nature created by Hanmi, with good title passing to Spectrum upon delivery at Spectrum’s facility, (e) have been manufactured, stored and transported in compliance with Applicable Laws including cGMPs.
1.3Additional Spectrum Representations, Warranties and Covenants. Spectrum represents, warrants, and covenants to Hanmi, to the best of its actual knowledge as of the Effective Date, as follows:
(a)Spectrum shall be liable for all matters relating to the validity of its own trademarks, including any claims that the rights of any third party would be infringed by use of such trademarks in the performance of this Agreement;
(b)Spectrum shall not during or after the Term of this Agreement, do or cause to be done any act or thing challenging, contesting, impairing, invalidating, or tending to impair or invalidate any of Hanmi’s rights to the Licensed Technology, or any registrations/renewal derived from such rights.
(c)Spectrum represents, warrants and covenants that it will not grant any rights in sublicenses that are inconsistent with the License and all other terms and conditions of this Agreement, and Spectrum shall provide Hanmi with a copy of all sublicense agreements entered into by Spectrum in relation to this Agreement, provided that Spectrum may redact confidential or sensitive information that is not necessary for Hanmi to confirm compliance with this Agreement..
1.4Performance by Affiliates, Sublicensees and Subcontractors. The Parties recognize that each may perform some or all of its obligations or exercise some or all of its rights under this Agreement through one or more Affiliates or subcontractors or, in the case of Spectrum, Sublicensees; provided, however, that each Party shall remain responsible for the performance by its Affiliates, subcontractors and sublicensees and shall cause its Affiliates, subcontractors and sublicensees to comply with the provisions of this Agreement in connection with such performance. In particular, if any Affiliate, subcontractor or sublicensee participates in research, development, manufacturing or commercialization activities under this Agreement or with respect to Products, the restrictions of this Agreement which apply to the activities of such Party with respect to Products shall apply equally to the activities of such Affiliate, subcontractor or sublicensee.
1.5Limitation of Liability. EXCEPT FOR EACH PARTY’S CONFIDENTIALITY OBLIGATIONS SET FORTH IN ARTICLE 7.4, INDEMNIFICATION OBLIGATIONS SET FORTH IN ARTICLE 10 AND GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF EITHER PARTY, ITS AFFILIATES, LICENSORS, CONTRACTORS, DISTRIBUTORS OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, CONSULTANTS OR AUTHORIZED AGENTS, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY SHALL HAVE ANY LIABILITY ARISING OUT OF, OR OTHERWISE RELATING TO, THIS AGREEMENT, FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL, COLLATERAL, PUNITIVE, EXEMPLARY, OR INDIRECT DAMAGES SUFFERED BY THE OTHER PARTY OR ANY THIRD PARTY
23.

INCLUDING, WITHOUT LIMITATION, LOSS OF GOODWILL, LOSS OF PROFITS OR REVENUES, LOSS OF SAVINGS, LOSS OF USE, INTERRUPTION OF BUSINESS, INJURY OR DEATH TO PERSONS OR DAMAGE TO PROPERTY, WHETHER BASED ON BREACH OF CONTRACT, TORT OR ARISING IN EQUITY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE PARTIES ACKNOWLEDGE THAT THE LIMITATIONS OF LIABILITY IN THIS SECTION 7.5 AND IN THE OTHER PROVISIONS OF THIS AGREEMENT AND THE ALLOCATION OF RISK HEREIN ARE AN ESSENTIAL ELEMENT OF THE BARGAIN BETWEEN THE PARTIES, WITHOUT WHICH SPECTRUM AND HANMI WOULD NOT HAVE ENTERED INTO THIS AGREEMENT AND FEES PAYABLE HEREUNDER REFLECTS THIS ALLOCATION OF RISK AND THE LIMITATION OF LIABILITY SPECIFIED HEREIN.
1.6DISCLAIMER. HANMI’S EXPRESS REPRESENTATIONS AND WARRANTIES STATED IN THIS AGREEMENT ARE IN LIEU OF, AND HANMI HEREBY DISCLAIMS, ALL OTHER REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, WHETHER ORAL OR WRITTEN, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND INCLUDING, WITHOUT LIMITATION, ALL
IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS (HOWEVER FOR THE AVOIDANCE OF DOUBT, THIS SECTION 7.6 DOES NOT NEGATE SECTION 7.2).
8.Intellectual Property.
1.1Ownership.
(a)Licensed Technology. As between the Parties, Hanmi is the owner of all right, title, and interest in and to the Licensed Technology.
(b)Improvements to Licensed Technology. Each Party shall be the sole owner of all right, title and interest in the inventions, developments, modifications, or improvements related to the Compound and/or the Product (the “Improved Technology”) Developed solely by such Party’s employees or agents. All Improved Technology Developed solely by Hanmi’s employees or agents (“Hanmi Improved Technology”) shall be deemed to be part of the Licensed Technology and covered by the License. Each Party shall promptly disclose to the other Party all Improved Technology Developed solely by such Party’s employees or agents. Spectrum grants to Hanmi a non-exclusive, non- transferable, non-sublicensable, royalty-free, license to all Improved Technology Developed solely by Spectrum’s employees or agents (“Spectrum Improved Technology”) necessary or useful to make, have made, use, sell, distribute, import, export or otherwise exploit the Products in the Field in the Hanmi Territory (“Hanmi License”).
(c)Joint Patents. The Parties shall jointly own all right, title, and interest in any Improved Technology, Developed jointly by one or more employees or agents of each Party (“Joint Improved Technology”) and the Patent rights therein. All Joint Improved Technology shall be deemed to be part of the Licensed Technology and covered by the License in the Spectrum Territory and part of the Spectrum Improved Technology and covered by the Hanmi License in the Hanmi Territory.
(d)Interpretation. For purposes of this Section 8.1, “Developed” shall mean developed, conceived, authored, acquired, or created by or on behalf of a Party or the Parties. It is understood that except as expressly set forth under this Section 8.1, inventorship, authorship and other indicia of which Party Developed Improved Technology will be determined in accordance with United States patent laws in effect at the time such Improved Technology was Developed.
1.2Patent Prosecution and Maintenance.
(a)Patents. Spectrum shall use Commercially Reasonable Efforts, at its own expense, to secure appropriate intellectual property protection of the Licensed Technology and the
24.

Improved Technology in the Spectrum Territory including preparing, filing, prosecuting (including any interferences, reissue proceedings and reexaminations) and maintaining Licensed Patents listed under the heading LAPS-GCSF Patents in Exhibit 1.48 in the Spectrum Territory. Spectrum shall also provide to Hanmi a copy of all original patent applications (not including continuations and divisionals) as soon as practicable prior to filing and shall consider in good faith Hanmi’s interest in maintaining know-how secrecy. Spectrum shall keep Hanmi reasonably informed of progress with regard to the preparation, filing, prosecution and maintenance of LAPS-GCSF Patents in the Spectrum Territory. Spectrum will notify Hanmi of all warning letters, conflict proceedings, reexaminations, reissuance, oppositions, revocation proceedings or any other material challenge relating to a given LAPS-GCSF Patent. Spectrum will consult with, and consider in good faith the requests and suggestions of Hanmi with respect to strategies for filing and prosecuting such Patents. In the event that Spectrum desires to abandon or cease prosecution or maintenance of any LAPS-GCSF Patent, Spectrum shall provide reasonable prior written notice to Hanmi of such intention (which notice shall, in any event, be given no later than [***] prior to the next deadline for any action that may be taken with respect to such Patent with the applicable patent office, and upon Hanmi’s written election provided no later than [***] after such notice from Spectrum, Spectrum shall permit Hanmi to continue prosecution and/or maintenance of such Patent at Spectrum’s expense. If Hanmi does not provide such election within thirty (30) days after such notice from Spectrum or fails to assume prosecution or maintenance of any LAPS-GCSF Patent with respect to which it has previously made such election, Spectrum may, in its sole discretion, continue prosecution and maintenance of such Patent or discontinue prosecution and maintenance of such Patent. In the event that Spectrum elects to discontinue prosecution and maintenance of a Patent and also refuses to bear Hanmi’s expense for the prosecution or maintenance of such a patent, then such patent shall be excluded from the License.
(b)Platform Technology Patents. Hanmi shall use Commercially Reasonable Efforts, at its own expense, to secure appropriate intellectual property protection for the long acting protein/peptide discovery platform technology including preparing, filing, prosecuting (including any interferences, reissue proceedings and reexaminations) and maintaining Licensed Patents listed under the heading LAPS Platform Technology Patents in Exhibit 1.48 worldwide including Spectrum Territory. Hanmi shall also provide to Spectrum a copy of all original patent applications (not including continuations and divisionals) as soon as practicable prior to filing. Hanmi shall keep Spectrum reasonably informed of progress with regard to the preparation, filing, prosecution and maintenance of the LAPS Platform Technology Patents in the Spectrum Territory. Hanmi will notify Spectrum of all warning letters, conflict proceedings, reexaminations, reissuance, oppositions, revocation proceedings or any other material challenge relating to a given LAPS Platform Technology Patent. Hanmi will consult with, and consider in good faith the requests and suggestions of Spectrum with respect to strategies for filing and prosecuting such Patents. In the event that Hanmi desires to abandon or cease prosecution or maintenance of any LAPS Platform Technology Patent, Hanmi shall provide reasonable prior written notice to Spectrum of such intention (which notice shall, in any event, be given no later than [***] prior to the next deadline for any action that may be taken with respect to such Patent with the applicable patent office), and upon Spectrum’s written election provided no later than [***] after such notice from Hanmi, Hanmi shall permit Spectrum to continue prosecution and/or maintenance of such Patent. Spectrum shall be entitled to set-off the expense incurred on such prosecution and/or maintenance against the payments owed to Hanmi under this Agreement. If Spectrum does not provide such election within [***] after such notice from Hanmi or fails to assume prosecution or maintenance of any LAPS Platform Technology Patent with respect to which it has previously made such election, Hanmi may, in its sole discretion, continue prosecution and maintenance of such Patent or discontinue prosecution and maintenance of such Patent.
(c)Cooperation of the Parties. Each Party agrees to cooperate fully in the preparation, filing, prosecution and maintenance of Patents covering Licensed Technology and in the obtaining and maintenance of any patent extensions, supplementary protection certificates and the like with respect thereto respectively at its own costs. Such cooperation includes, but is not limited to: (a) executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, so as to enable the other Party to apply for and to prosecute patent applications in any country as permitted by this Section 8.2; and (b) promptly informing the other Party of any matters
25.

coming to such Party’s attention that may affect the preparation, filing, prosecution or maintenance of any such patent applications.
1.3Infringement by Third Parties.
(a)Notice. In the event that either Hanmi or Spectrum becomes aware of any infringement or threatened infringement by a Third Party of any Patent covering Licensed Technology in the Spectrum Territory (“Third Party Infringement”), it shall notify the other Party in writing to that effect. The Parties agree to discuss in good faith strategies for addressing the matter and cooperate with each other to terminate such Third Party Infringement without litigation.
(b)Proceedings. If the Parties fail to terminate such Third Party Infringement without litigation, Spectrum shall have the first right, but not the obligation, to bring and control any action or proceeding with respect to such Third Party Infringement at its own expense and by counsel of its own choice, and Hanmi shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. In the Major Markets, if after consultation, both Parties agree litigation shall be pursued, then Spectrum shall exercise its right per the preceding sentence. The parties shall endeavor in good faith to share the same local counsel, but each retain the right to select their own respective counsel. Otherwise, if Spectrum fails to bring any such action or proceeding with respect to infringement of any Licensed Patent within ninety (90) days following the notice of alleged infringement, Hanmi shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and Spectrum shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.
(c)Cooperation; Award. In the event a Party brings an infringement action in accordance with this Section 8.3, the other Party shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or being named as a party. Neither Party shall enter into any settlement or compromise of any action under this Section 8.3 which would, in any manner, alter, diminish, or be in derogation of, the other Party’s rights under this Agreement or obligation other Party to take or not to take any action including payment of money, without the prior written consent of such other Party. Notwithstanding the foregoing, Spectrum shall have the right to settle such action so long as such settlement makes no admissions on the part of Hanmi, or obligates Hanmi to take or not to any action, including without limitation the payment of money, without Hanmi’s prior written approval. Except as otherwise agreed by the Parties in connection with a cost-sharing arrangement, any recovery realized by a Party as a result of any action or proceeding pursuant to this Section 8.3, whether by way of settlement or otherwise, shall be applied first to reimburse the Parties’ documented out-of-pocket legal expenses relating to the action or proceeding in proportion to their expenses, and any remaining amounts shall be retained by the Party that brought and controlled such action; provided, however, any damages received by Spectrum based on sales found to be infringing by a court of competent jurisdiction shall be added to Annual Net Sales for the period in which the infringement was found to be occurred in calculating the royalty payments pursuant to Section 4.3.
1.4Infringement of Third Party Rights. Each Party shall promptly notify the other Party in writing of any allegation by a Third Party that the activity of either Party pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party. The Parties shall discuss in good faith strategies for addressing the matter and cooperate with each other to terminate such infringement without litigation. If, after such discussion, the Parties fail to terminate such infringement without litigation, the provisions of Section 10.1 and 10.2 shall govern the rights of the Parties.
1.5Marking. To the extent required by law, Spectrum shall, and shall cause its Affiliates and/or Sublicensees to, mark all Products sold under this Agreement with the number of each issued Licensed Patent that applies to such Product.
1.6Trademarks. Spectrum shall own and be responsible for all trademarks, trade names, branding, or logos related to Products in the Field in the Spectrum Territory, and will be responsible for selecting, registering, defending, and maintaining the same at Spectrum’s sole cost and expense.
9.Term; Termination.
26.

1.1Term. This Agreement shall commence on the Effective Date, and unless terminated earlier as provided in this Article 9, shall expire on a country-by-country basis upon the expiration of all royalty payment obligations of Spectrum under Article 4 of this Agreement in such country. The duration from the Effective Date until the expiration date of this Agreement in all the countries in the Territory shall be called herein the “Term.”
1.2Termination.
(a)Mutual Agreement. The Parties may terminate this Agreement by mutual written agreement of the Parties.
(b)Material Breach. A Party shall have the right to terminate this Agreement upon written notice to the other Party if such other Party is in material breach of this Agreement and has not cured such breach within sixty (60) days after notice from the terminating Party requesting cure of the breach. Any such termination shall become effective at the end of such sixty (60) day period unless the breaching Party has cured such breach prior to the end of such period.
(c)Bankruptcy. A Party shall have the right to terminate this Agreement upon written notice to the other Party upon the bankruptcy, dissolution or winding up of such other Party, or the making or seeking to make or arrange an assignment for the benefit of creditors of such other Party, or the initiation of proceedings in voluntary or involuntary bankruptcy, or the appointment of a receiver or trustee of such other Party’s property that is not discharged within ninety (90) days.
(d)Spectrum Termination At Will. Spectrum shall have the right to terminate this Agreement in its entirety or on a country-by-country basis, for any reason or for no reason, specifying the countries with respect to which this Agreement is terminated (the “Terminated Countries”) by giving a [***] prior written notice to Hanmi. In such event, absent a breach by Spectrum, no compensation or damages shall be due to Hanmi. Notwithstanding the foregoing, if pursuant to this Section 9.2(d), Spectrum terminates this Agreement at will without good reason in any Major Market country or in its entirety, Spectrum shall pay to Hanmi a termination fee equal to Hanmi’s capital investment specifically for manufacturing the Products less the aggregate amounts paid by Spectrum to Hanmi under this Agreement including, without limitation, Option Exercise Fee, milestone payments and royalties. To the extent Spectrum owes any milestone payments or royalties with respect to Net Sales in non-Terminated Countries following the payment of termination fee under this Section 9.2(d), Spectrum shall have the right to set-off such milestone payments and royalties up to the amount of the termination fees actually paid by Spectrum to Hanmi. For purposes of this Section 9.2(d), “good reason” shall mean a joint determination by Spectrum and Hanmi that it is no longer commercially feasible for Spectrum to continue to develop or commercialize the Compound or Products in the Terminated Countries. For clarity, any termination at will by Spectrum without Hanmi’s consent that good reason exists shall constitute a termination at will without good reason; provided, that Hanmi shall not unreasonably withhold, delay, or condition its consent with respect to the existence of good reason. If Spectrum and Hanmi cannot agree on the existence of good reason in any country(ies), such disagreement shall be referred to their respective chief executive officers for resolution. If the chief executive officers of the Parties are unable to resolve the disagreement within ninety (90) days of the matter being referred to them, such matter shall be resolved in accordance with Section 11.4(b); provided, that if the arbitrator decides that good reason does not exist in any country(ies), then Spectrum may, at its sole option, either pay the termination fee set forth above or withdraw the termination notice and continue development and commercialization of the Products in such country(ies) under this Agreement.
1.3Effect of Expiration or Termination.
(a)Effect of Expiration. Upon expiration (but not earlier termination) of this Agreement, the License shall survive on a fully-paid, royalty-free, irrevocable, perpetual basis, and all other rights and obligations of the Parties under this Agreement shall terminate, except as provided elsewhere in this Section 9.3.
(b)Effect of Termination.
27.

(i)Upon any termination of this Agreement, except by Spectrum under Section 9.2(b), (i) Spectrum will remain responsible for any payment obligations due to Hanmi through the termination date, (ii) Spectrum will assign to Hanmi any and all Regulatory Approvals and Regulatory Filings as well as all data and information obtained in pursuing Regulatory Approvals for the Products; and (iii) the License will terminate immediately; provided, that Spectrum will be allowed to sell any remaining inventory of Products in Spectrum’s possession as of the date of termination.
(ii)If Spectrum terminates this Agreement pursuant to Section 9.2(d) with respect to specific Terminated Countries, then (i) this Agreement shall remain in full force and effect in all countries other than the Terminated Countries, (ii) all of the consequences set forth in this Section 9.3, including references to Spectrum Territory, shall apply solely with respect to the Terminated Countries, and (iii) Spectrum’s rights under Section 2.1 to research, develop, manufacture, have manufactured Products in the Terminated Countries shall continue on a non-exclusive basis solely for commercialization of such Product in the Field in the remaining Spectrum Territory.
(c)Confidential Information. Upon expiration or termination of this Agreement in its entirety, except to the extent that a Party retains a license from the other Party as provided in this Article 9, each Party shall promptly return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party; provided that such Party may keep one copy of such materials for archival purposes only subject to a continuing confidentiality obligations.
(d)Accrued Obligations; Survival. Neither expiration nor any termination of this Agreement shall relieve either Party of any obligation or liability accruing prior to such expiration or termination, nor shall expiration or any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement. In addition, the Parties’ rights, and obligations under Sections 1 (to the extent the definitions are applicable to surviving obligations), 2.3, 4.2, 4.3, 5.1-5.4, 5.5, 5.6 (in each case with respect to obligations accrued prior to termination), 6, 7, 8.1, 9.3, 10 and 11 of this Agreement shall survive expiration or any termination of this Agreement.
1.4Rights Upon Bankruptcy. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code (“Section 365(n)”) and other similar laws in any jurisdiction outside the U.S. (collectively, the “Bankruptcy Laws”), licenses of rights to be “intellectual property” as defined under the Bankruptcy Laws. If a case is commenced during the Term by or against a Party under the Bankruptcy Laws then, unless and until this Agreement is rejected as provided in such Bankruptcy Laws, such Party (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) shall perform all of the obligations provided in this Agreement to be performed by such Party. If a case is commenced during the Term by or against a Party under the Bankruptcy Laws, this Agreement is rejected or not assumed as provided in the Bankruptcy Laws and the other Party elects to retain its rights hereunder as provided in the Bankruptcy Laws, then the Party subject to such case under the Bankruptcy
Laws (in any capacity, including debtor-in-possession) and its successors and assigns (including a Title 11 trustee), shall provide to the other Party copies of all Information necessary for such other Party to prosecute, maintain and enjoy its rights under the terms of this Agreement promptly upon such other Party’s written request therefor. All rights, powers and remedies of the non-bankrupt Party as provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including the Bankruptcy Laws) in the event of the commencement of a case by or against a Party under the Bankruptcy Laws. Section 365(n) and the terms of this Section 9.4 shall apply and shall be enforced in and by every court, tribunal, arbitrator, regulatory body, or official resolving disputes between the Parties with respect to rights in intellectual property, whether such court, tribunal, arbitrator, regulatory body, or official is located in the U.S. or in any other nation or jurisdiction.
10.Indemnification.
1.1Spectrum Indemnified by Hanmi. Hanmi shall indemnify and hold Spectrum harmless from and against any liabilities or obligations, damages, losses, claims, encumbrances, costs or expenses
28.

(including reasonable attorneys’ fees) (any or all of the foregoing herein referred to as a “Loss”) insofar as a Loss or actions in respect thereof, whether existing or occurring prior to, on or subsequent to the Effective Date, arises out of or is based upon (a) any misrepresentation or breach by Hanmi of any of its representations, warranties, covenants or obligations under this Agreement; or (b) any claims that the Licensed Technology, Compound or a Product, or the use thereof by Spectrum under this Agreement infringes a patent, trademark or proprietary right of a third party; or (c) the gross negligence, willful misconduct or violation of Applicable Laws by Hanmi, its Affiliates, licensors, contractors, distributors or their respective officers, directors, employees, consultants or authorized agents.
1.2Hanmi Indemnified by Spectrum. Spectrum shall indemnify and hold harmless Hanmi from and against any Loss insofar as such Loss or actions in respect thereof occurs subsequent to the Effective Date, whether existing or occurring prior to, on or subsequent to the date hereof, arises out of or is based upon (a) any misrepresentation or breach of any of the warranties, covenants or agreements made by Spectrum in this Agreement or (b) the gross negligence, willful misconduct or violation of applicable laws by Spectrum, its Affiliates, licensors, contractors, distributors or their respective officers, directors, employees, consultants or authorized agents.
1.3Indemnification Procedure. If a Party entitled to indemnification under this article (an “Indemnified Party”) makes an indemnification request to the other, the Indemnified Party shall permit the other Party (the “Indemnifying Party”) to control the defense, disposition or settlement of the matter at its own expense; provided that the Indemnifying Party shall not, without the consent of the Indemnified Party, enter into any settlement or agree to any disposition that imposes any conditions or obligations on the Indemnified Party. The Indemnified Party shall notify the Indemnifying Party promptly of any claim for which the Indemnifying Party is responsible and shall reasonably cooperate with the Indemnifying Party to facilitate defense of any such claim. An Indemnified Party shall at all times have the option to participate in any matter or litigation, including but not limited to participation through counsel of its own selection, if desired, the hiring of such separate counsel being at Indemnified Party’s own expense.
1.4Insurance. Each Party, at its own expense, shall maintain product liability and other appropriate insurance (or self-insure) in an amount consistent with sound business practice and reasonable in light of its obligations under this Agreement during the Term. Each Party shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other Party upon request.

29.

11.Miscellaneous.
1.1Force Majeure. If and to the extent a Party’s performance of any of its obligations pursuant to this Agreement is prevented, hindered or delayed by fire, flood, earthquake, elements of nature or acts of God, acts of war, terrorism, riots, civil disorders, rebellions or revolutions, or any other similar cause beyond the reasonable control of such Party (each, a “Force Majeure Event”), and such non-performance, hindrance or delay could not have been prevented by reasonable precautions, then the non-performing, hindered or delayed Party shall be excused for such non-performance, hindrance or delay, as applicable, of those obligations affected by the Force Majeure Event for as long as such Force Majeure Event continues and such Party continues to use its best efforts to recommence performance whenever and to whatever extent possible without delay, including through the use of alternate sources, workaround plans or other means. The Party whose performance is prevented, hindered, or delayed by a Force Majeure Event shall immediately notify the other Party of the occurrence of the Force Majeure Event and describe in reasonable detail the nature of the Force Majeure Event.
1.2Relationship of the Parties. Each Party is performing its obligations hereunder as an independent contractor, and not as an employee, agent, joint venturer, or partner of the other Party, and has no authority to bind the other Party by contract or otherwise. Each Party acknowledges and agrees that its personnel are not eligible for or entitled to receive any compensation, benefits, or other incidents of employment that the other Party makes available to its employees. Each Party is solely responsible for all taxes, expenses, withholdings, and other similar statutory obligations arising out of the relationship between such Party and its personnel and the performance of services by such personnel.
1.3Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 11.3, and shall be deemed to have been given for all purposes when received, if hand- delivered or by means of facsimile or other electronic transmission, or one Business Day after being sent by a reputable overnight delivery service.
If to Spectrum, addressed to:
Spectrum Pharmaceuticals, Inc.
11500 South Eastern Ave. Suite 240
Henderson, NV 89052
Attn: Legal Department
Telephone number: (702) 835-6300
Facsimile number: (702) 260-7405
With a copy to:
Stradling Yocca Carlson & Rauth
660 Newport Center Dr, Suite 1600
Newport Beach, CA 92660
Attn: Marc G. Alcser, Esq.
Telephone number: (949) 725-4000
Facsimile number: (949) 725-4100
If to Hanmi:
Hanmi Pharmaceuticals Co., Ltd.
14, Wiryeseong-daero, Songpa-gu
Seoul, 138-724, Korea
Attn: Global Business Development Team
Telephone: (2) 410-0492
Facsmile: (2) 410-9079
1.4Disputes; Governing Law and Jurisdiction.
30.

(a)In the event of any controversy or claim arising from or relating to any provision of this Agreement, or any term or condition hereof, or the performance by a party of its obligations hereunder, or its construction or its actual or alleged breach, the parties will try to settle their differences amicably between themselves in negotiations between designated executives of Hanmi and Spectrum. Either party may provide written notice of a dispute to the other party, and the designated officers of each party will thereafter promptly meet to attempt to resolve that dispute.
(b)Any dispute which is not resolved as provided in subsection (a) above, will be settled by final and binding arbitration before a single arbitrator in Hawaii. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. The award rendered thereon by the arbitrator shall be final and binding on the parties thereto, and judgment thereon may be entered in any court of competent jurisdiction. The prevailing party shall be entitled to recover from the losing party reasonable attorney’s fees, expenses, and costs. In no event will the arbitrator have any right or power to award punitive or exemplary damages.
(c)In the event of a dispute under Section 3.1(d), the arbitrator shall have at least ten (10) years’ experience in managing or overseeing drug development and licensing activities.
(d)This Agreement shall be construed and enforced in accordance with the laws of the State of New York, USA, without reference to its choice of law principles. Furthermore, the Parties expressly waive the application of the United Nations Conventions on Contracts for the International Sale of Goods to this Agreement.
1.5Assignment. Neither Party hereto may assign or otherwise transfer this Agreement (by operation of law or otherwise), in whole or in part, without the other Party’s prior written consent. Notwithstanding the foregoing, either Party may, without the other’s prior written consent, assign or transfer this Agreement by way of change in control, merger, acquisition, or sale of all or substantially all of the assets or securities of such Party to any third party. In the event of a permitted transfer or assignment of this Agreement in its entirety, the obligations and rights hereunder shall be binding upon and inure to the benefit of the successors and assigns of the parties.
1.6Entire Agreement. This Agreement, and the Exhibits hereto, sets forth the entire understanding and agreement between the parties with respect to the subject matter hereof, and supersedes and replaces any prior understanding, agreement, or statement, written or oral, with respect to the same. No provision of the Agreement shall be construed to confer any rights or remedies on any person other than parties hereto.
1.7Modification. This Agreement and the Exhibits hereto, shall not be modified except by a writing signed on behalf of each of the parties hereto.
1.8Severability. If any term, provision, covenant, or condition of this Agreement is found by a court of competent jurisdiction to be invalid, void or unenforceable, then such term, provision, covenant or condition shall be deemed to be stricken from this Agreement and the remainder of this
Agreement shall remain in full force and effect and shall in no way be effected, impaired or invalidated thereby.
1.9Interpretation. The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. All references in this Agreement to the singular shall include the plural where applicable. Unless otherwise specified, references in this Agreement to any Article shall include all Sections, subsections and paragraphs in such Article, references to any Section shall include all subsections and paragraphs in such Section, and references in this Agreement to any subsection shall include all paragraphs in such subsection. The word “including” and similar words means including without limitation. The word “or” means “and/or” unless the context dictates otherwise because the subject of the conjunction are mutually exclusive. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision.
31.

All references to days in this Agreement shall mean calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral, or other communications between the Parties regarding this Agreement shall be in the English language.
1.10Counterparts. This Agreement may be executed in counterparts, including by transmission of facsimile or PDF copies of signature pages to the Parties or their representative legal counsel, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

32.

In Witness Whereof, die Parties hereto have duly executed this License, Development and Supply Agreement as of the Effective Date.

Hanmi Pharmaceuticals Co., Ltd.	Spectrum Pharmaceuticals, Inc.
By: /s/ Gwan Sun Lee	By: /s/ Rajesh C Shrotriya MD
Name: Gwan Sun Lee	Name: Rajesh C Shrotriya MD
Title: President & CEO	Title: Chairman & CEO

Signature Page to License, Development and Supply Agreement

EXHIBIT 1.48
[***]

EXHIBIT 1.51
[***]

EXHIBIT 3.1(d)
Development Activities

EXHIBIT 3.4(c)
[***]